Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Torray Fund and to the use of our reports dated February 18, 2011 on the financial statements and financial highlights of The Torray Fund, The Torray Institutional Fund and The Torray Resolute Fund, each a series of shares of beneficial interest of The Torray Fund. Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

            BBD, LLP

Philadelphia, Pennsylvania

April 27, 2011